Exhibit 4.7

Certain information in this document, marked by [***], has been excluded because it is not material and is the type of information that the registrant treats as private or confidential.

Schedules have been omitted pursuant to the Instructions as to Exhibits in Form 20-F and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

GROUND LEASE AGREEMENT

THIS GROUND LEASE AGREEMENT (the “Lease”) is made and entered into as of March 25, 2025 (the “Commencement Date”) by and between THE STEEL VESSEL CORPORATION, a Delaware corporation (“Lessor”); and NATUZZI AMERICAS, INC., a North Carolina corporation (“Lessee”).

W I T N E S S E T H:

In consideration of the premises and the mutual covenants, agreements and obligations of the parties hereinafter set forth, Lessor and Lessee hereby agree as follows:

1.
Definitions. Whenever used in this Lease, the following terms shall have the definitions indicated hereinafter in this Section 1. Other terms may be defined elsewhere in this Lease.

“Alteration” shall mean any alteration of, improvement to or decoration of the Premises, whether of a structural or non-structural nature and whether of a permanent or non-permanent nature.

“Bankruptcy” shall mean any one or more of the following occurrences: (i) Lessee applies for or consents to the appointment of a custodian, receiver, trustee, liquidator or other court- appointed fiduciary with respect to all or a substantial part of Lessee’s property; (ii) a custodian, receiver, trustee, liquidator or other court-appointed fiduciary is appointed with respect to Lessee’s assets without Lessee’s consent; (iii) Lessee makes a general assignment for the benefit of creditors, is adjudicated insolvent, files a voluntary petition in bankruptcy, seeks reorganization or an arrangement with creditors or otherwise seeks to take advantage of any insolvency law; (iv) Lessee files an answer admitting the material allegations of a petition in bankruptcy, reorganization or any insolvency proceeding; (v) a petition in bankruptcy is filed against Lessee, and is not dismissed for a period of thirty (30) days; or (vi) an order for relief with respect to Lessee is entered under Title 11 of the United States Code or other similar legislation.

“Building” shall mean the office building containing approximately 112,468 square feet of gross building area located on the Land.

“Business Day” shall mean every day other than Saturday, Sunday or a Federal government holiday described in 5 U.S.C. § 6103(a).

“CPI Increase” shall mean a percentage equal to the percentage increase, if any, in the United States Department of Labor Consumer Price Index for All Urban Consumers, all items (AUL, 1982-1984=100) during the year preceding the most recent Consumer Price Index report issued prior to the date Base Rent is adjusted by the CPI Increase.

“Environmental Law” means any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now or at any time hereafter in effect regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq.; the Federal Solid Waste Disposal Act and Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; the Hazardous Materials Transportation act, 49 U.S.C. §1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Emergency Planning and Community Right to Know Act (SARA Title III) 42 U.S.C. §11001 et seq.; and any applicable laws and regulations of the State of North Carolina relating to hazardous matter, substances or wastes, underground storage tanks, waste oil and air or water quality, including the Oil Pollution and Hazardous Substances Control Act of 1978, Article 21A of Chapter 143 of the North Carolina General Statutes.

“Existing Subleases” shall mean the leases of portions of the Building listed on Exhibit B attached hereto and incorporated herein.

“Hazardous Material” shall mean (i) any substance that contains gasoline, diesel fuel or other petroleum hydrocarbons, (ii) any substance that is flammable, radioactive, corrosive or carcinogenic, (iii) any substance the presence of which on the Premises causes or threatens to cause a nuisance or health hazard affecting human health, the environment, the Premises or property adjacent thereto, (iv) those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, (v) any substance, material or waste that is or becomes regulated under any local, state or federal law applicable to the Premises, including without limitation any material, waste or substance that is (a) petroleum, (b) asbestos, (c) polychlorinated biphenyls, (d) arsenic, (e) barium, (f) cadmium, (g) chromium, (h) lead, (i) designated as a Hazardous Substance pursuant to Section 331 of the Clean Water Act, 33 U.S.C. Sec. 1251, et seq. (33 U.S.C. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 USC § 1371), (j) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act. 42 USC § 6901 et seq. (42 USC § 6903), (k) defined as a hazardous substance pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC § 9601, et seq. (42 USC § 9601), or (l) regulated under the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Emergency Planning and Community Right to Know Act (SARA Title III) 42 U.S.C. §11001 et seq., or any other Environmental Law.

“Improvements” shall mean all buildings, structures, improvements, fixtures and other improvements now or hereafter placed on the Premises, including the Building.

“Land” shall mean that certain parcel of real estate located in the City of High Point, Guilford County, North Carolina, and described on Exhibit A attached hereto and incorporated herein.

“Lease Year” shall mean a period of twelve (12) consecutive full calendar months during the term of this Lease, commencing on January 1 and ending on the next succeeding December 31. Notwithstanding the foregoing, the first Lease Year shall commence on the Commencement Date and end on December 31, 2025.

“Lessee Parties” shall mean Lessee and its members, managers, officers, shareholders, directors, partners, agents and employees.

“Lessor Parties” shall mean Lessor and its members, managers, officers, shareholders, directors, partners, agents and employees, any Mortgagee and the trustee under any Mortgage.

“Mortgage” shall mean any mortgage, deed of trust or other instrument that secures financing, that now exists or may hereafter be executed that encumbers all or any part of the Premises, and all extensions, renewals, assignments, amendments and/or supplements thereto.

“Mortgagee” shall mean the holder and owner of the debt secured by a Mortgage. “Premises” shall mean that the Land and Improvements.

“Recorded Instruments” shall mean all restrictive covenants and other matters of public record affecting the Premises, as amended from time to time

“Sublease” shall mean any sublease of a portion of the Building between Lessee and one or more third parties, including the Existing Subleases.

“Subtenant” shall mean the subtenant under any Sublease.

“Taxes” shall mean taxes, special assessments for public improvements and other governmental charges or fees, whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments, together with any non-governmental assessments and charges (including assessments and charges from any applicable property owner’s associations) under any Recorded Instrument, now or hereafter attributable to the Project or the operation thereof, excluding federal and state taxes on income. However, if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Lessor a capital tax directly on the rents or revenues received therefrom or a franchise tax, margin tax, assessment or charge based, in whole or in part, upon such rents or revenues for the Premises, then all such taxes, assessments or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof.

“Lessee Contractor” shall mean any contractor, materialman, design professional, surveyor or equipment lessor with whom Lessee contracts (express or implied) for any Alteration, maintenance, repair or any other purpose relating to the Premises.

“Termination” shall mean the expiration of the term of this Lease or the termination of this Lease at any time for any other reason.

2.
Lease of Premises. Lessor hereby leases the Premises to Lessee, and Lessee hereby leases the Premises from Lessor, all upon the terms and conditions hereinafter set forth.
3.
Term and Possession. Unless sooner terminated pursuant to the provisions of this Lease, the term of this Lease shall commence on the Commencement Date and expire on December 31, 2034 (the “Term”). Lessee may extend the Term for two additional periods of one year each, by delivering written notice of the exercise thereof to Lessor no earlier than six months nor later than three months before the expiration of the Term. The Base Rent payable for each month during such extended Term shall be a rental rate specified by Lessor (the “Specified Rental Rate”). Within 30 days after receipt of Lessee’s notice to extend, Lessor shall deliver to Lessee written notice of the Specified Rental Rate. Within five days after receipt of Lessor’s notice, Lessee shall notify Lessor in writing whether Lessee accepts or rejects the Specified Rental Rate. If Lessee timely notifies Lessor that Lessee accepts the Specified Rental Rate, then, on or before the commencement date of the extended Term, Lessor and Lessee shall execute an amendment of this Lease extending the Term on the same terms and conditions provided in this Lease, but with the Base Rent adjusted to the Specified Rental Rate, with annual increases thereto as described in Section 4(a). If Lessee rejects the Specified Rental Rate, or fails to timely notify Lessor in writing that Lessee accepts or rejects the Specified Rental Rate, time being of the essence with respect thereto, Lessee’s right to extend the Term shall terminate and this Lease shall expire upon the expiration of the then-current Term. Notwithstanding the foregoing, Lessee’s right to extend the Term shall terminate if: (a) an Event of Default exists as of the date of Lessee’s exercise of its right to extend the Term or as of the commencement date of the applicable extended Term, or (b) this Lease or Lessee’s right to possession of the Premises is terminated.

4.
Rent.
(a)
Lessee shall pay to Lessor throughout the Term rent as specified in this Section 4(a) (the “Base Rent”). Base Rent shall be payable in advance in equal monthly installments on the first day of each month, in lawful money of the United States, without demand, deduction or offset whatsoever, to Lessor at the address specified herein for the giving of notices, or to such other person or firm at such other address as Lessor may specify by notice to Lessee. Base Rent for the first Lease Year shall be based on an annual rent amount of Seven Hundred Thousand and 00/100 Dollars ($700,000.00), and shall be payable in equal monthly installments of $58,333.33. Base Rent for the partial month of March 2025 shall be an amount equal to the product of $1,881.72 and the number of days in the Term commencing on the Commencement Date, through March 31, 2025. Such amount shall be due and payable in advance on the Commencement Date. On the first day of the second Lease Year and each subsequent Lease Year, the annual rent for such Lease Year shall be increased over the amount payable for the immediately preceding Lease Year by the CPI Increase. The increase in the Base Rent for each Lease Year shall be cumulative and compounding. In no event shall the Base Rent for any Lease Year be less than the Base Rent for the immediately preceding Lease Year, notwithstanding the Consumer Price Index.
(b)
If Lessee fails to pay any installment of Base Rent on or prior to the fifth day of the month when due, then in addition to such installment of Base Rent Lessee shall pay to Lessor a fee equal to ten percent (10%) of the late installment.
(c)
If Lessee fails to pay when due all or any part of any monetary obligation payable by Lessee to Lessor under this Lease, such unpaid amount shall bear interest from the date due to the date of payment at a rate equal to the lesser of: (i) the prime rate, as published in the Wall Street Journal from time to time; or (ii) the maximum rate of interest permitted by applicable law.
(d)
All monetary obligations payable by Lessee to Lessor under any provision of this Lease shall constitute rent. If Lessee fails to pay when due any monetary obligation payable by Lessee to Lessor under any provision of this Lease, then Lessor shall have all rights, powers and remedies with respect to such default as are provided herein or by law or equity for the nonpayment of rent that is then due and payable.

5.
Absolute Lease.
(a)
Lessor and Lessee each state and represent that it is the intention of each of them that this Lease be interpreted and construed as an ABSOLUTE NET Lease, with all costs and expenses of any kind or nature relating to the Premises (the “Additional Costs”) to be paid by Lessee. The parties further agree that all Base Rent and Additional Costs shall be paid by Lessee as set forth in this Lease without abatement, deduction, diminution, deferment, suspension, reduction or setoff. It is the express intent of Lessor and Lessee: (i) that all costs or expenses of whatsoever character or kind, general or special, ordinary or extraordinary, foreseen or unforeseen, that may be necessary or required in and about the Premises, or any portion thereof, or in connection with Lessee’s possession or authorized use thereof during the Term, shall be paid by Lessee, and all provisions of this Lease are to be interpreted and construed in light of the intention expressed in this Section 5; (ii) that all Taxes, utility expenses, maintenance and repair costs, and all other costs, fees, interest, charges, expenses, reimbursements and obligations of every kind and nature whatsoever relating to the Premises, or any portion thereof, which may arise or become due during the Term shall be paid or discharged by Lessee prior to delinquency as Additional Costs, and (iii) that all insurance costs, charges, expenses and obligations relating to the Premises during the Term shall be paid by Lessee. Lessee also shall pay, prior to delinquency, all privilege, sales, excise, use, business, occupation or other taxes, and all license fees and other charges levied upon Lessee’s business operations conducted at the Premises. The Base Rent and Additional Costs are hereinafter referred to collectively as the “Rent.”
(b)
To the extent permitted by law (and except as otherwise expressly provided for herein) Lessee shall make all payments of Additional Costs directly to the appropriate person or entity to whom such payments are customarily made. Upon request by Lessor, Lessee promptly shall provide to Lessor proof of payment of any Additional Costs reasonably satisfactory to Lessor. Any Additional Costs which cannot be lawfully paid by Lessee to the party to whom such payments are customarily paid shall be paid by Lessee to Lessor within five (5) Business Days of Lessor’s written demand therefor, accompanied by a valid invoice for the costs in question.
6.
Security Deposit. Contemporaneous with the execution of this Lease Lessee shall deposit with Lessor $58,333.33 (the “Security”) as security for the payment of all Rent and the performance of all of Lessee’s obligations under this Lease. The Security or any portion thereof may be applied to cure any default, or to compensate Lessor for any damages sustained by Lessor due to Lessee’s failure to perform any of its obligations under this Lease, without prejudice to any other remedy that Lessor may have on account thereof under this Lease or at law or in equity. Upon such application Lessee shall pay Lessor on demand the amount so applied, which shall be applied to restore the Security to its original amount. Lessor shall not be obligated to deposit the Security in an interest- bearing account, or to hold it as a separate fund, and may commingle it with other funds. If Lessee is not in default at the expiration of the Term, then within thirty (30) days after the expiration of the Term and delivery of exclusive possession of the Premises to Lessor, Lessor shall return any remaining balance of the Security to Lessee, without interest, which shall belong to Lessor.

7.
Condition of Premises / Lessee Improvements. Lessor has not made and does not make and disclaims any and all express or implied representations and warranties regarding or relating to the condition, suitability for any particular purpose, layout, square footage, use and occupancy restrictions, operation, compliance with legal requirements or any other matter or thing affecting or relating to the Premises. Lessee acknowledges that no such representations or warranties, express or implied, have been made, and that Lessee owned and occupied the Premises immediately prior to the Commencement Date. Lessor shall deliver the Premises to Lessee in its present condition, and Lessee shall accept the Premises “as is, where is, with all faults.” Lessor has no obligation to perform any improvements on the Premises.
8.
Use of Premises. Lessee shall use the Premises for general office use and as a furniture showroom (the “Permitted Use”), and for no other purpose without the prior written consent of Lessor. Lessee shall not use the Premises in any manner that may create a nuisance or trespass or in any manner that may cause a cancellation or increase in the premiums of any insurance on the Premises. Lessee shall not commit or suffer the commission of any waste in, on or about the Premises. Lessee shall comply with all Recorded Instruments and all laws, regulations and ordinances applicable to the Premises or to Lessee’s use of the Premises, and shall pay, prior to delinquency, any and all fines or civil penalties imposed upon Lessee or the Premises for any violation by Lessee, its agents, contractors, employees, servants, invitees, licensees or concessionaires. Lessee shall make such Alterations (subject to Section 12), at its sole expense, as may be necessary to cause Lessee’s Permitted Use of the Premises to comply with all applicable laws, regulations and ordinances.
9.
Utilities and Services. Lessee shall pay when due for all fuel, gas, oil, heat, electricity, power, materials, water, waste removal and other services that may be furnished to or used by Lessee at the Premises. No interruption of use of, or lack of access to, any utility or equipment related to any utility shall constitute: (i) a default by Lessor under this Lease; (ii) grounds for damages from Lessor; or (iii) grounds for abatement of rent under this Lease, unless such interruption of use or lack of access is the result of the gross negligence or willful misconduct of Lessor or Lessor’s agents.

10.
Maintenance and Repairs. By taking possession of the Premises Lessee accepts the Premises as being in the condition in which Lessor is obligated to deliver it and otherwise in good order, condition and repair. Lessee, at its sole cost and expense, shall maintain and repair, as necessary, all Improvements and all systems and fixtures appurtenant thereto, including but not limited to the structural supports, foundation, gutters, downspouts, outside walls, roof, landscaping, drives, sidewalks, interior walls, entrances, partitions, doors, windows, plate glass doors, plate glass windows, pipes, conduits, wires, flues, plumbing, waste pipes, toilets and heating and air conditioning equipment and all fixtures relating to the water, sewer, electrical, sprinkler, and life safety systems. Lessee shall be responsible for the regular removal of all garbage, trash and other refuse, and shall provide for routine sanitary and janitorial services for the Premises. All maintenance and repairs made by Lessee shall be done in accordance with all applicable laws, ordinances and regulations, and all requirements of Lessee’s insurance policies. All repairs shall be at least equal in quality and workmanship to the original work, and shall be done in a workmanlike manner. At the Termination of this Lease, Lessee shall return the Premises to Lessor in as good condition and repair as when Lessee took possession, normal wear and tear alone excepted, and in compliance with all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders and regulations.
11.
Property of Lessee. All personal property, fixtures, furnishings and equipment placed within the Premises by, at the direction of or with the consent of the Lessee, its employees, agents, licensees or invitees, shall be at the sole risk of Lessee or the owner thereof, and Lessor shall not be liable for any loss of or damage to said property resulting from any cause whatsoever unless such loss or damage is the result of Lessor’s gross negligence or willful misconduct.
12.
Alterations.
(a)
Lessee shall make no Alterations without the prior approval of Lessor, which approval may be granted or withheld in Lessor’s sole discretion. Lessee shall perform any permitted Alteration at its sole cost and expense. Upon requesting Lessor’s consent for any Alteration, Lessee shall present to Lessor plans and specifications for the Alteration, along with evidence of general liability, builder’s risk and workers’ compensation insurance satisfactory to Lessor. Lessee shall ensure that all Alterations are done in a workmanlike manner and in accordance with all applicable laws, regulations and ordinances.
(b)
All permanent Alterations shall become part of the Premises, and shall be Lessor’s property. If Lessee is not in default under this Lease, Lessee may remove any non- permanent Alterations, provided Lessee repairs any damage to the Premises occasioned by such removal. At the Termination of this Lease, upon demand by Lessor, Lessee shall, at Lessee’s expense: (i) remove any and all Alterations that Lessor designates for removal; and (ii) repair any damage to the Premises occasioned by such removal.

(c)
Notwithstanding any term or provision herein to the contrary, for all Alterations performed, materials furnished, or obligations incurred by or at the request of a Lessee Party, and for which the appointment of a lien agent is required pursuant to N.C.G.S. § 44A-11.1(a) (as it may be amended, or any successor statute), Lessee must appoint a lien agent (as defined in N.C.G.S. § 44A-7, naming the Lessee in the “Owner Information” section and the Premises in the “Project Property” section of the Appointment of Lien at www.LiensNC.com), and Lessee must provide to Lessor such mechanics lien agent entry number as assigned by LiensNC.com, prior to the earlier of (i) the date any work is commenced on or within the Premises by or on behalf of any Lessee Party, (ii) Lessee entering into a contract with a contractor with respect to such Alterations, and (iii) the date any building permit is obtained with respect to such Alterations. Upon completion of any such Alterations, Lessee shall deliver to Lessor final unconditional lien waivers in a form reasonably satisfactory to Lessor from all general contractors and all subcontractors and materialmen who filed a notice of potential lien claimant with the lien agent.
13.
Taxes. Lessee shall pay all Taxes that accrue during the Term prior to delinquency. Lessee shall pay when due all ad valorem taxes assessed against any of Lessee’s personal property at the Premises. Lessee shall pay when due all license, privilege or other occupation taxes that are levied, assessed or charged against it on account of the operation of its business. Lessee shall reimburse Lessor upon demand for the reasonable cost (including attorneys, consultants and appraisers) of any negotiation, contest or appeal pursued by Lessor in an effort to reduce any Taxes. Lessee shall provide to Lessor proof of payment of annual real property taxes on the Premises promptly after payment thereof.
14.
Lessee’s Insurance. Throughout the Term, Lessee shall maintain the following insurance:
(a)
Lessee shall insure the Premises against all causes of loss covered by the ISO Causes of Loss-Special Form, including coverage for sprinkler leakage, ordinance or law, sewer back-up, flood (if the property is in a flood zone), windstorm, theft, and terrorism, together with Equipment Breakdown coverage in an amount: (i) equal to or greater than the full replacement cost of the Improvements, including the Building foundation and any Alterations, (ii) sufficient to avoid application of any coinsurance clause, and (iii) no less than an amount specified by Landlord. Such policy shall include business income and extra expense coverage for no less than 365 days of income and ongoing expenses, at a limit reasonably acceptable to Lessor. Such policy shall include a waiver of subrogation as to Lessor, and shall include Lessor as an additional insured on an endorsement satisfactory to Lessor and with a lender’s loss payable endorsement covering any Mortgagee.

(b)
Commercial general liability insurance written on an occurrence basis in the minimum amounts of One Million Dollars ($1,000,000.00) per occurrence for damages other than Damage to Premises Rented To You, $500,000.00 per occurrence for Damage to Premises Rented To You, and Two Million Dollars ($2,000,000.00) general aggregate, with a Designated Location General Aggregate Limit, if the policy covers more than one location, and including coverage for Personal and Advertising Injury and Products-Completed Operations. Any general liability policy required hereunder shall include Lessor as an additional insured on an endorsement satisfactory to Lessor, and shall insure any contingent liability of Lessor under this Lease or otherwise.
(c)
Contractual liability insurance sufficient to cover Lessee’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Lessee’s commercial general liability insurance policy).
(d)
Worker’s compensation insurance required under the laws of the State of North Carolina, and employer’s liability insurance with coverage limits of no less than $1,000,000.00 each employee, $1,000,000.00 each accident and $1,000,000.00 policy limit, with Lessor included as an additional insured.
(e)
Automobile liability insurance of not less than $1,000,000.00 combined single limit, with the Lessor Parties included as additional insureds.
(f)
Umbrella liability insurance at not less than $5,000,000.00 per location aggregate limit providing excess coverage over all limits and coverages noted in Sections 14(b), 14(c), 14(d), and 14(e).
(g)
Any insurance policies required hereunder shall: (i) be issued by insurance companies licensed in the State of North Carolina and with a general policyholders’ rating of “A-” or better and a financial size ranking of “Class VII” or higher in the most recent edition of A.M. Best’s Insurance Guide; and (ii) provide that said insurance may not be cancelled except upon thirty (30) days prior written notice to Lessor and any Mortgagee. Lessee’s insurance shall be primary and non-contributory when any policy issued to Lessor provides duplicate or similar coverage, and in such circumstance Lessor’s policy will be excess over Lessee’s policy. The foregoing provisions of this Section 14 are intended to be minimum requirements which may be supplemented by: (I) any requirements of any Mortgagee, which requirements shall be binding upon Lessee; and (II) any additional requirements of Lessor, which may include coverage of additional risks and/or increased coverage for risks already covered, all of which requirements Lessee shall be binding upon Lessee. Lessee shall deliver to Lessor copies of any policies required under this Section 14, or certificates thereof in form satisfactory to Lessor, upon or prior to the Commencement Date and upon each renewal of any such policy. The purchase of insurance by Lessee pursuant to this Section 14 or any other provision of this Lease shall not release Lessee from any of its obligations under this Lease.

15.
Indemnification. Lessee will indemnify the Lessor Parties against, and hold them harmless from, any and all demands, claims, causes of action, fines, penalties, damages (including without limitation consequential damages), losses, liabilities, judgments and expenses (including without limitation attorney’s fees, court costs and other costs of defense) in connection with personal injury, property damage or any other matter arising from or out of any occurrence in, upon or at the Premises, or the occupancy or use by Lessee of the Premises, or occasioned wholly or in part by any act or omission of any Lessee Party, including losses resulting from the negligence of a Lessor Party, exclusive of any losses resulting solely from the gross negligence or willful misconduct of a Lessor Party. If any litigation or other legal action or proceeding is brought against a Lessor Party by reason of any matter indemnified against in this Section 15, then Lessee, upon notice from Lessor, shall defend the claim at Lessee’s expense with counsel reasonably satisfactory to Lessor. This indemnification is given in addition to the indemnification in Section 16, and will survive the Termination of this Lease with respect to any claims or liability accruing prior to such Termination.
16.
Hazardous Materials. Lessee shall not generate, store, treat, dispose of, install or otherwise use any Hazardous Materials on, in, under or in any way related to the Premises or cause or permit any such generation, storage, treatment, disposal, installation or other use with respect thereto, except as may be required in the ordinary course of business of the Permitted Use, in which case Lessee shall comply with all Environmental Laws relating thereto. Lessee shall cause the Premises to comply with all Environmental Laws and to be free and clear of any liens imposed pursuant to any Environmental Laws. Lessee shall obtain and maintain and ensure compliance with all licenses, permits and other governmental regulatory actions, if any, necessary for the Premises to comply with all Environmental Laws. Lessee shall give Lessor written notice of any violation of any Environmental Law that occurs at the Premises during the term of this Lease, and of any such violation alleged by any governmental entity or notice of violation relating thereto received from any governmental entity. Lessee shall indemnify fully and hold Lessor harmless for any liability, damage, cost or expense that Lessor might suffer from Lessee’s failure to fully comply with the provisions of this Section 16. Without limiting the foregoing in any manner, the indemnification provided herein shall include costs incurred as a result of any claims, judgments, damages, penalties, fines, costs, liabilities (including sums paid and settlements of claims) or loss, including attorney’s fees, consultant fees and expert fees as well as costs incurred in connection with any investigation of site conditions or any cleanup or removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence or suspected presence of Hazardous Materials on or under the Premises. The provisions of this Section 16 shall survive the Termination of this Lease with respect to any claims or liability accruing prior to such Termination.

17.
Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Lessor and Lessee each hereby waives any and all rights of recovery, claim, action or cause of action against the other for any loss or damage that may occur to the Premises, or any personal property of Lessor or Lessee, arising from any cause that: (a) would be insured against under the terms of any commercial property insurance required hereunder to be carried by the waiving party; or (b) is insured against under the terms of any commercial property insurance actually carried by the waiving party, regardless of whether required hereunder. The foregoing waiver shall apply regardless of the cause or origin of such claim, including but not limited to the negligence of a party or such party’s agents, officers, employees or contractors. The foregoing waiver shall not apply if it would have the effect, but only to the extent of such effect, of invalidating any insurance coverage of Lessor or Lessee.
18.
Damage by Fire, Etc. If the Improvements are damaged by fire or other casualty, Lessee shall repair and restore the Improvements diligently, in a good and workmanlike manner, and with materials of quality at least as good as the original construction. Such repair and restoration shall constitute an Alteration, and shall be subject to the provisions of Section 12. Lessor shall have the sole right to negotiate and settle any claim with Lessee’s commercial property insurer regarding damage to the Improvements, provided that Lessor shall make such insurance proceeds available to Lessee to the extent needed to repair and restore the Improvements, except to the extent that a Mortgagee requires that such insurance proceeds be paid to it. Lessee may negotiate and settle any claim with Lessee’s commercial property insurer regarding damage to Lessee’s personal property located in the Improvements. There shall be no abatement of Rent during any period of repair or restoration of the Improvements following a casualty.
19.
Condemnation. If a portion of the Improvements is taken by the exercise of the power of eminent domain, or sold to the holder of such power pursuant to a threatened taking (either, a “Condemnation”), then: (a) the Base Rent payable during the unexpired Term (or, if the Condemnation is temporary, then during the duration of the Condemnation) shall be abated in an amount proportionate to the usable square footage of the Building that is taken by Condemnation, compared to the usable square footage of the Building prior to the Condemnation; and (b) to the extent reasonably feasible under the circumstances, Lessee shall restore the Building to the condition in which it existed immediately prior to the Condemnation, to the extent that Lessor provides Condemnation proceeds to Lessee for such purpose. Lessee hereby waives and assigns to Lessor any rights it may have against Lessor or the condemning authority with respect to any part of a Condemnation award or purchase price. All proceeds payable from any Condemnation shall belong to and be paid solely to Lessor. However, nothing contained herein shall preclude Lessee from prosecuting any claim directly against the condemning authority for loss of business or depreciation to, damage to or costs of removal of, or for the value of, Lessee’s trade fixtures, furniture or other personal property belonging to Lessee.

20.
Assignment and Subletting by Lessee. Lessee shall not voluntarily, involuntarily, or by operation of law, assign, transfer, delegate, mortgage, grant a deed of trust on, or otherwise encumber this Lease or any interest in Lessee’s rights or obligations under this Lease, in whole or in part, nor sublet the whole or any part of the Premises, nor permit the Premises or any part thereof to be used or occupied by any person other than Lessee (any of the foregoing shall be referred to herein collectively as an “Assignment”), without first obtaining in each and every instance the prior written consent of Lessor, which consent Lessor may grant or withhold within its sole discretion and/or upon any condition that Lessor deems advisable. Notwithstanding the foregoing provisions of this Section 20, Lessor acknowledges and approves the Existing Subleases, provided that any amendment of an Existing Sublease shall be deemed to be an Assignment that is subject to Lessor’s consent, as provided above in this Section 20. Without limitation of Lessor’s rights set forth above in this Section 20, with respect to any Sublease other than an Existing Sublease, at a minimum: (a) no use of the Premises shall be permitted thereunder other than the Permitted Use, (b) the Sublease shall terminate, at Lessor’s option, upon any Termination of this Lease, (c) the Subtenant thereunder shall not be permitted to do anything in the Premises not permitted of Lessee pursuant to this Lease, and (d) Lessee shall deliver to Lessor promptly after execution a fully-executed copy thereof. Lessee shall perform timely all obligations of the landlord under the Existing Subleases. Any Assignment by Lessee that does not comply with the provisions of this Section 20 shall be void. No consent of Lessor to any Assignment shall be deemed a waiver of Lessor’s right to consent to any future Assignment, regardless of whether Lessor’s consent disclaims such waiver.
21.
Transfer of Lessor’s Interest. Lessor shall have the right to convey, transfer and/or assign, by sale or otherwise, all or any part of its interest in this Lease and/or the Premises, at any time and from time to time and to any person, subject to the terms and conditions of this Lease. Any such conveyance, transfer and/or assignment shall operate to release Lessor from any and all obligations or liabilities under this Lease that accrue after the date of such conveyance, transfer and/or assignment, to the extent of the conveyance, transfer or assignment, and in such event, Lessee shall look solely to the successor in interest of Lessor with respect to the obligations from which Lessor is released pursuant to this Section 21. Lessee shall attorn to the purchaser or assignee of any such conveyance, transfer or assignment.
22.
Surrender of Premises. Upon any Termination of this Lease, or upon any termination of Lessee’s right to possession of the Premises by Lessor pursuant to Section 27(a), Lessee shall: (a) surrender to Lessor all keys to the Premises; (b) inform Lessor of all combinations on locks, safes and vaults, if any, in the Premises; (c) surrender to Lessor the Premises, including all improvements, equipment and/or Alterations that, pursuant to the terms of this Lease or otherwise, are the property of Lessor or become the property of Lessor upon the Termination of this Lease, broom clean, without any damage, injury or disturbance thereto and is as good order and condition as when Lessor delivered possession of the Premises to Lessee, reasonable wear and tear excepted; and (d) remove all Alterations designated by Lessor for removal, restore the Premises to the condition in which they were prior to the Alteration and repair any damage caused by such removal. Lessee’s obligations under this Section 22 shall survive the Termination of this Lease.

23.
Estoppel Certificate. Within five (5) Business Days after request by Lessor, Lessee shall deliver to Lessor a certificate, in recordable form, to Lessor or to any proposed Mortgagee or purchaser of the Premises specified by Lessor, certifying, if such be the case, that this Lease is in full force and effect and that there are no defenses or offsets thereto, or stating those claimed by Lessee, and stating such other factual matters as may be reasonably requested by Lessor, the proposed Mortgagee or purchaser of the Premises.
24.
Subordination and Attornment.
(a)
This Lease is and shall be subject and subordinate to the lien of any Mortgage without the necessity of the execution or delivery of any further instruments by Lessee to effectuate such subordination. Upon Lessor’s demand, Lessee shall execute and deliver to Lessor or to such other entity as Lessor specifies, such further instruments as Lessor requests evidencing the subordination of this Lease to any Mortgage. However, any Mortgagee may elect to have this Lease constitute a prior or superior lien to its Mortgage by notifying Lessee to that effect. Upon delivery of such notice, this Lease shall be deemed a prior and superior lien to such Mortgage, irrespective of whether this Lease is dated prior to or subsequent to the date of such Mortgage.
(b)
If, during the term of this Lease, Lessor enters into one or more concurrent or successive Mortgages, and Lessor notifies Lessee of the name and address of the Mortgagee(s), then this Lease shall not be terminated on account of any default by Lessor under this Lease until Lessee gives written notice of the occurrence and nature of such default to any such Mortgagee, and such Mortgagee shall have the right for thirty (30) days after its receipt of such notice (and such reasonable additional time as is required to take possession or control of the Premises by foreclosure or receiver or to effect the cure with due diligence) to correct such default.
(c)
If the Premises is sold pursuant to the foreclosure of, or the exercise of the power of sale under, any Mortgage, Lessee shall attorn to the purchaser of the Premises, and shall recognize the purchaser as the Lessor under this Lease, provided that, as long as Lessee is not in default under this Lease, the purchaser recognizes Lessee’s rights under this Lease.
(d)
If requested by Lessor, Lessee shall execute a subordination and attornment agreement, in form and substance reasonably satisfactory to Lessee, in favor of any Mortgagee, provided such Mortgagee executes in favor of Lessee a non-disturbance agreement, in recordable form, providing that if the Mortgage is foreclosed or conveyed in lieu of foreclosure the person that takes ownership of the Premises pursuant to such foreclosure or conveyance in lieu of foreclosure shall recognize Lessee’s rights under this Agreement if Lessee is not in default hereunder.

25.
Mortgagee Approvals. The approval or consent of Lessor shall not be deemed to have been withheld unreasonably for the purposes of any provision of this Lease requiring Lessor’s consent if a Mortgagee refuses or withholds its approval or consent thereto. Any demand or requirement of Lessee made by Lessor pursuant to this Lease that Lessor makes at the direction of a Mortgagee shall be deemed to have been made reasonably by Lessor if made in good faith.
26.
Bankruptcy - Insolvency. If any Bankruptcy occurs during the term of this Lease, neither this Lease nor any interest in the Premises shall become an asset in any proceedings relating to such Bankruptcy unless Lessee or a trustee, receiver or other representative appointed with respect to Lessee or Lessee’s assets timely cures all of Lessee’s outstanding defaults and gives adequate assurances of future performance by Lessee, including assurances with respect to the source of future rent.
27.
Forfeiture and Remedies for Default. As used in this Lease, the term “Event of Default” shall mean any one or more of the following events: (i) Lessee fails to make any payment of Base Rent within three (3) Business Days after the due date; or (ii) Lessee defaults under any other provision of this Lease except the payment of Base Rent, and remains in default thereof for a period of ten (10) days after notice from Lessor; or (iii) Lessee abandons or vacates the Premises; or (iv) any Bankruptcy occurs during the term of this Lease. Upon the occurrence of any Event of Default, Lessor may pursue any one or more of the following remedies, in addition to any other remedy available to Lessor under this Lease or at law or equity:
(a)
Lessor may terminate Lessee’s right to possession of the Premises, and may enter and take possession of the Premises without terminating this Lease, without notice to Lessee and without obtaining any court authorization, peaceably or by force, and may relet the Premises, in whole or in part, in one or more leases, for the unexpired portion of the term of this Lease or any part thereof. Lessor may receive the rent from any such reletting, and apply it toward Base Rent or Additional Costs, Lessor’s costs of repossession and other expenses caused by Lessee’s default, including Lessor’s attorney’s fees, and/or any other damages suffered by Lessor as a result of Lessee’s default or Lessee’s occupancy of the Premises. The rate and terms of such reletting shall be such as Lessor deems expedient, and Lessor’s action with respect thereto shall be final and binding upon Lessee. In no event shall Lessor’s termination of Lessee’s right to possession of the Premises abrogate Lessee’s obligation to pay Base Rent and Additional Costs due hereunder for the full term hereof. Following re-entry of the Premises by Lessor, Lessee shall continue to pay all Base Rent and Additional Costs as same become due under the terms of this Lease, except to the extent, if any, that Lessor relets the Premises and Base Rent, Additional Costs and all of Lessor’s expenses and damages associated with Lessee’s default are actually paid by a successor tenant. Lessee agrees that Lessor shall have no obligation to mitigate its damages by reletting the Premises or otherwise. Further, if Lessor elects to undertake any effort to relet the Premises or otherwise mitigate its damages, Lessee agrees that Lessor shall not be obligated to continue such efforts, and may cease such efforts at any time.

(b)
Lessor may terminate this Lease by notice to Lessee.
(c)
Lessor may enter upon the Premises and may perform any obligation of Lessee under this Lease with respect to which an Event of Default then exists, and Lessee shall reimburse Lessor on demand for any expenses incurred by Lessor thereby, plus an administrative fee equal to fifteen percent (15%) of such amount. Lessee expressly agrees that Lessor shall not be guilty of trespass or liable for any damages resulting to Lessee from any Lessor entry upon the Premises pursuant to this Section 27(c). No action taken by Lessor under this Section 27(c) shall relieve Lessee from any of its obligations under this Lease or from any consequences or liabilities arising from the failure to perform such obligations. Notwithstanding the foregoing, Lessor may exercise its rights under this Section 27(c) without notice and opportunity of Lessee to cure, and without the occurrence of an Event of Default, if a default by Lessee results in an imminent threat of injury to the Premises or to any person.
28.
Certain Rights Reserved to Lessor / Lessor’s Entry. Lessor may exercise any or all of the following rights at any time or from time to time without being deemed guilty of an eviction or disturbance of Lessee’s use or possession, without being liable in any manner to Lessee, without abatement of rent and without affecting any of Lessee’s obligations under this Lease:
(a)
Lessor may retain pass keys to the Premises;
(b)
Lessor may take any and all measures, including inspections, repairs, alterations, decorations, additions and improvements to the Premises, as may be necessary or desirable for the safety, protection, preservation or security of the Premises and/or Lessor’s interests; and
(c)
Lessor may enter the Premises for the purpose of inspection, maintenance, repair or alteration, to show the Premises to prospective tenants or purchasers, or to respond to an emergency.
29.
Liens. Lessee shall pay promptly all Lessee Contractors. Should any lien be made or filed against any part of the Premises on account of any labor, materials, professional design or surveying services or rental equipment furnished to Lessee, Lessee shall discharge the same within five (5) Business Days. Lessee shall have no right or authority to cause Lessor to enter into any contract for labor, materials, professional design or surveying services or rental equipment for any work or improvements related to the Premises, or otherwise to enter into any such contract as or on behalf of the owner of the Premises for purposes of the laws of the State of North Carolina relating to liens on real property, and Lessee shall so inform any Lessee Contractors.
30.
Attorney’s Fees. In any suit, action, proceeding or arbitration involving this Lease the prevailing party shall be entitled to recover from the losing party the prevailing party’s reasonable attorneys’ fees and expenses incurred therein.

31.
Exculpation of Lessor.
(a)
To the maximum extent permitted by law, Lessee agrees that its use and occupation of the Premises shall be at Lessee’s own risk. Lessor shall not be liable or responsible to Lessee for any injury, loss, damage or inconvenience to any person, property or business occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition order of governmental body or authority, or any other cause beyond Lessor’s control.
(b)
If Lessee secures a judgment against Lessor requiring the payment of money by Lessor on account of any default or breach by Lessor under this Lease, Lessee may satisfy such judgment only against Lessor’s estate and interest in the Premises, and the rentals therefrom. No other assets of Lessor shall be subject to levy, execution or other judicial process for the satisfaction of any such judgment. Lessee’s right to satisfy any judgment against Lessor’s estate and interest in the Premises, and the rentals therefrom, shall be subject to the prior rights of any Mortgagee.
32.
No Abatement. Except as may be expressly provided in this Lease, no abatement, diminution or reduction of Rent shall be claimed by or allowed to Lessee or any person claiming through Lessee, under any circumstances.
33.
Quiet Enjoyment. Upon Lessee’s compliance with all of the covenants, terms and conditions to be observed and performed by Lessee under this Lease, Lessee shall peaceably and quietly hold and enjoy the Premises for the term demised under this Lease without hindrance or interruption by Lessor or any other person(s) lawfully or equitably claiming by, through or under Lessor, subject to the terms and conditions of this Lease and of any easements, covenants and other matters of record that affect the Premises.
34.
Notices. Any notice, demand, consent, agreement, request or other communication required to be given, served, sent or obtained hereunder (a “Notice”) must be in writing, and must be either (i) mailed by first-class mail, registered or certified, return-receipt requested, postage prepaid, (ii) hand delivered personally or by nationally recognized courier service, fees prepaid or (iii) sent via electronic mail (provided that the party delivering such notice shall promptly deliver an original of such communication to the other party via nationally recognized overnight courier service), addressed as follows:

If to Lessor: The Steel Vessel Corporation

Via Iazzitiello 55

70029 Santeramo in Colle (BA) Italy

Attn: Pasquale Natuzzi

Email: [***]

If to Lessee: 151 W. High Avenue High Point, NC 27260

Attn: Cristiano Liuzzi, Chief Financial Officer Email: [***]

Each party may designate by notice a new address to which any Notice thereafter may be given, served or sent. Each Notice that is delivered in the manner described above will be deemed given and received for all purposes at the earlier of such time as it is delivered to the addressee via mail, personal delivery, courier service or electronic mail, or such time as delivery is refused by the addressee upon presentation. The return-receipt, courier delivery receipt or email delivery status notification shall be deemed conclusive evidence of delivery of a Notice. Notices may be given on behalf of any party by its legal counsel. Each party consents to receive notices from the other party(ies) under this Agreement directly from legal counsel for the other party(ies), regardless of whether the consenting party is represented by legal counsel, and the consenting party waives any objection thereto.

35.
Remedies Cumulative. Except as may be expressly provided in this Lease, no right or remedy set forth in this Lease or otherwise conferred upon or reserved to Lessor shall be considered exclusive of any other right or remedy, but shall be distinct, separate and cumulative, and shall be in addition to every other right or remedy conferred under this Lease, or now or hereafter existing at law or in equity. Every right, power or remedy conferred to Lessor under this Lease may be exercised from time to time as often as the occasion may arise, or as often as may be deemed expedient.
36.
Waiver of Rights. Neither a failure of Lessor to exercise any power given Lessor hereunder, nor a failure to insist upon strict compliance by Lessee of its obligations hereunder, nor any custom or practice of the parties at variance with the terms of this Lease shall constitute a waiver of Lessor’s right to demand exact compliance with the terms of this Lease. No waiver of any of the provisions of this Lease or of any breach or violation of any provision of this Lease shall be valid unless in writing and signed by the party against whom such waiver is asserted. The waiver by any party of a breach or violation of any provision of this Lease shall not operate as or be construed to be a waiver of any subsequent breach of this Lease.
37.
Entire Agreement. This Lease constitutes the entire agreement between the parties with respect to the Premises and the other matters contained herein. All previous undertakings or agreements between the parties with respect to the Premises or the other matters contained herein are merged herein and superseded hereby. No representation, promise or inducement not included in this Lease shall be binding on any party hereto.
38.
Recordation. The parties hereto agree not to record this Lease. However, upon Lessee’s request, Lessor shall execute a memorandum of this Lease in proper recordable form, containing the information set forth in N.C.G.S. § 47-118, to be recorded in the Office of the Register of Deeds of Guilford County, North Carolina.

39.
Amendment. No modification or amendment of this Lease will be valid or binding upon any party unless in writing and signed by the party against whom such modification or amendment is asserted.
40.
Binding Effect / Survival. Except as otherwise provided herein, this Lease shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, permitted assigns and legal representatives. Any reference herein to a party shall include such party’s heirs, successors, permitted assigns and legal representatives.
41.
Accord and Satisfaction. No payment by Lessee or receipt by Lessor of an amount less than is due hereunder shall be deemed to be other than payment towards or on account of the earliest portion of the amount then due. Nor shall any endorsement, notation or statement on any check or payment or in any letter accompanying any check or payment be deemed an “accord and satisfaction,” and Lessor may accept any such check or payment without prejudice to Lessor’s right to recover the balance of such amount or to pursue any other remedy available to Lessor.
42.
Construction. If there arises any issue regarding the intent of the parties to this Lease or the interpretation of any provision of this Lease or any ambiguity arising from this Lease, no presumption or burden of proof shall arise favoring or disfavoring any party, and this Lease shall not be strictly construed against any party. When the context in which a word is used in this Lease indi- cates that such is the intent, a word in the singular number shall include the plural and vice-versa, and a word in the masculine gender shall include the feminine and neuter and vice-versa. Any use in this Lease of any form of the verb “to include” means the word stated but not limited to. The paragraph headings or titles used in this Lease are for convenience only, and shall not define, limit, extend or interpret the scope of this Lease or any particular paragraph or provision of this Lease. Any reference in this Lease to any statute, code, rule or law (collectively or individually, a “Law”) shall include any amendments to the Law referred to, any comparable successor Law that replaces the Law referred to, as well as any amendments to any such successor Law.
43.
Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of North Carolina without giving effect to any conflict of law rule or provision thereof that would cause the application of the laws of any other jurisdiction.
44.
Severability. The parties intend that this Lease be enforced to the fullest extent permissible under the law and public policy applied by any jurisdiction in which enforcement is sought. Accordingly, if any provision, sentence, phrase or word of this Lease, or the application thereof to any person or circumstance, or the enforceability thereof in any jurisdiction, is held invalid, the remainder of this Lease, or the application of such provision, sentence, phrase or word to persons or circumstances other than those as to which it is held invalid, or the enforceability thereof in other jurisdictions, shall not be affected thereby.
45.
Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

46.
Time. Time is of the essence of this Lease. If the time period by which any right, option or election provided for herein must be exercised, or by which any act required hereunder must be performed, expires on a Saturday, Sunday or Federal government holiday described in 5 U.S.C. § 6103(a), then such time period automatically shall be extended through the next Business Day.
47.
Relationship. This Lease does not constitute an agreement of partnership or joint venture, and does not create a relationship of principal and agent. Neither party shall have the authority to act as agent of the other for any purpose, except as may be expressly provided herein.
48.
Other Documents. The parties agree to execute such other documents as may be necessary for the implementation and consummation of this Lease and the covenants contained herein.
49.
Third-party Beneficiaries. Except as may be otherwise expressly provided herein, this Lease shall not confer any rights or remedies upon any person or entity other than the parties hereto, and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LESSEE:

NATUZZI AMERICAS, INC.,

a North Carolina corporation

By: /s/ Ottavio Milano

Name: Ottavio Milano

Title: President

LESSOR:

THE STEEL VESSEL CORPORATION,

a Delaware corporation

By: Name: Pasquale Natuzzi

Title: President

LESSOR:

THE STEEL VESSEL CORPORATION,

a Delaware corporation

By: /s/ Pasquale Natuzzi

Name: Pasquale Natuzzi Title: President

Signature Page to Ground Lease Agreement